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                                                                    EXHIBIT 12.1

HAIGHTS CROSS COMMUNICATIONS
RATIO OF EARNINGS TO FIXED CHARGES

                                                        1999          2000          2001          2002         2003
                                                      -------       -------       -------       -------      -------
RATIO OF EARNINGS TO FIXED CHARGES
Income before provision for income taxes,              (5,193)       (8,230)       (5,318)       19,092       (1,150)
discontinued operations and cumulative effect of
accounting change

Fixed charges
Interest expense                                        7,244        22,273        20,024        17,993       19,928
Amortization of deferred financing costs                  145         1,069         1,200         1,560        5,215
Preferred stock accretion & dividends                   2,266        12,869        14,389        16,781       17,472
Interest portion of rent expense (a)                      258           449           596           506          570
                                                      -------       -------       -------       -------      -------
    Total fixed charges                                 9,913        36,660        36,209        36,840       43,185

                                                      -------       -------       -------       -------      -------
Total earnings                                          4,720        28,430        30,891        55,932       42,035

    RATIO OF EARNINGS TO FIXED CHARGES                     --            --            --          1.5x           --
    RATIO COVERAGE DEFICIENCY                             (b)           (b)           (b)            --          (b)
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(a)   Includes approximately 21% of rent expense for each period presented as deemed by management to be the interest component of such rentals.

(b) Due to the loss from operations for the year ended December 31, 1999, 2000, 2001 and 2003 there were insufficient earnings of $5.2 million, $8.2 million, $5.3 million and $1.2 million, respectively, to cover fixed charges.